Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg
Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces Second Quarter 2003 Results
Earnings Per Share Increased by 48%

     MECHANICSBURG, PENNSYLVANIA — July 28, 2003 — Select Medical Corporation (NYSE: SEM) today announced results for the second quarter ended June 30, 2003.

     For the second quarter ended June 30, 2003, net operating revenues increased 16.4% to $326.2 million compared to $280.3 million for the same quarter, prior year. Income from operations increased 31.6% to $36.8 million compared to $28.0 million for the same quarter, prior year. Additionally, net income before interest, income taxes and depreciation and amortization (“EBITDA”) increased 28.9% to $43.3 million compared to $33.6 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.37 compared to $0.25 for the same quarter, prior year. This represents a 48.0% increase in fully diluted earnings per share.

     For the six months ended June 30, 2003, net operating revenues increased 15.6% to $638.5 million compared to $552.2 million for the same period, prior year. Income from operations increased 30.1% to $67.7 million compared to $52.0 million for the same period, prior year. Additionally EBITDA increased 28.2% to $80.9 million compared to $63.1 million for the same period, prior year. Earnings per share on a fully diluted basis were $0.66 compared to $0.46 for the same period, prior year. This represents a 43.5% increase in fully diluted earnings per share.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “These operating and corresponding cash flow results demonstrate the operational strength of our management team.” He continued by stating, “In late June, we announced our agreement to acquire Kessler Rehabilitation Corporation. We expect to receive all of the required regulatory approvals in the near future. This acquisition will expand Select’s rehabilitation presence to the inpatient rehabilitation hospital market. Our management team at Select is very experienced in operating rehabilitation hospitals and we are excited about the growth opportunities that the Kessler platform will offer us.”

     “Our strong performance this quarter combined with a continued decline in our DSO allowed us to generate record levels of cash flow,” commented Robert A. Ortenzio, Select’s President and Chief Executive Officer. He further remarked, “We generated cash flow from operations in excess of $66 million for the quarter and reduced our DSO to 56 days compared to 73 days at December 31, 2002. As a result of our continued strong cash flow, we accumulated a cash balance of $91.4 million at June 30th, a part of which we intend to use to fund a portion of the purchase price of the Kessler acquisition.”

Specialty Hospitals

     During the second quarter, Select opened four new hospitals and closed one hospital. At the end of the quarter Select operated 75 hospitals. This compares to 66 hospitals operated at June 30, 2002. For the second quarter of 2003, net operating revenues increased 26.1% to $191.8 million compared to $152.1 million for the same quarter, prior year. Patient days increased 9.1% to 167,945 days and net revenue per patient day increased 15.3% to $1,138 compared to 153,942 days and net revenue per patient day of $987 in the same quarter, prior year. “Adjusted EBITDA” (defined for the periods presented as net income before interest, income taxes, depreciation and amortization and minority interests) increased 77.7% to $30.7 million compared to $17.3 million for the same quarter, prior year. The Adjusted EBITDA margins for the hospitals opened before January 1, 2002 and operated throughout both periods were 17.4% for the second quarter, compared to 12.0% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     For the six months ended June 30, 2003, net operating revenues increased 24.7% to $375.2 million compared to $300.9 million for the same period, prior year. Patient days increased 9.9% to 333,763 days and net revenue per patient day increased 13.3% to $1,122, compared to 303,811 days and net revenue per patient day of $990 in the same period, prior year. Additionally, Adjusted EBITDA increased 70.6% to $56.2 million compared to $32.9 million for the same period, prior year. The Adjusted EBITDA margins for the hospitals opened before 2002 and operated throughout both periods increased to 16.4% compared to 11.5% in the same period, prior year.

Outpatient Rehabilitation

     At June 30, 2003, Select operated 737 outpatient clinics. For the second quarter of 2003, net operating revenues increased 5.9% to $132.0 million compared to $124.6 million for the same quarter, prior year. Adjusted EBITDA increased 1.4% to $23.4 million compared to $23.1 million for the same quarter, prior year. Adjusted EBITDA margins declined to 17.7% for the quarter compared to 18.5% in the same quarter, prior year. U.S. based patient visits increased 2.4% to 1,019,028 compared to 995,050 for the same quarter, prior year. Notwithstanding modest revenue and volume increases, the margins were compressed primarily as a result of a group of clinics that Select began consolidating on January 1, 2003 that previously were managed. Net revenue per visit increased to $88 for the current quarter compared to $86 for the same quarter, prior year.

     For the six months ended June 30, 2003, net operating revenues increased 5.4% to $257.6 million compared to $244.3 million for the same period, prior year. Adjusted EBITDA declined 2.8% to $42.9 million compared to $44.1 million for the same period, prior year. Adjusted EBITDA margins declined to 16.6% for the period compared to 18.1% for the same period, prior year. U.S. based patient visits increased 2.1% to 2,000,600 compared to 1,959,466 for the same period, prior year. The Adjusted EBITDA decline was primarily the result of three factors. First, the adverse effects of patient visit cancellations and temporary clinic closures due to the harsh weather during January and February in several markets. Second, the benefit costs for Select’s NovaCare outpatient operations continued to run at levels higher during the first quarter of 2003 than those experienced prior to April 2002. Third, beginning January 1, 2003, Select purchased and began consolidating a group of clinics that were previously managed, which had the effect of compressing margins. Net revenue per visit increased to $88 for the current period compared to $86 for the same period, prior year.

Non-GAAP Financial Measures

     The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which we use in this press release. Historically, we have defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. In this press release, we are now referring to this financial measure as Adjusted EBITDA. In order to comply with the new rules, we are now using EBITDA, defined as net income (loss) before interest, income taxes, depreciation and amortization, to report our consolidated operating results. However, SFAS 131 requires us to report our segment results in a manner consistent with management’s internal reporting of operating results to our chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since we use Adjusted EBITDA to measure performance of our segments for internal reporting purposes, we will continue to use Adjusted EBITDA to report our segment results. The difference between EBITDA and Adjusted EBITDA for the periods presented in this press release result from minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

LTACH Regulations

     On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospital services (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences).

     LTCH-PPS is being phased in over a five-year transition period, during which time a long-term acute care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s annual cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

     During the quarter ended June 30, 2003, an additional fourteen of Select’s hospitals implemented LTCH-PPS pursuant to the new regulations. The total number of Select’s hospitals which have implemented LTCH-PPS is forty-nine at June 30, 2003. For forty-eight of these hospitals, Select has elected to be paid solely on the basis of LTC-DRG payments. The balance of Select’s LTACH hospitals are expected to implement LTCH-PPS in the next quarter.

Business Outlook

     Management has outlined the following revised financial objectives for the remaining quarters and full year 2003. Because of SEC restrictions on the use of non-GAAP financial measures, we have not included EBITDA objectives in the following table.

	Qtr Ending	Qtr Ending	Year Ending
	9/30/03	12/31/03	12/31/03

Net Revenue (in millions)	$320-$330	$380-$390	$1,340-$1,360
Diluted Earnings Per Share	$0.28-$0.29	$0.36-$0.37	$1.30-$1.32
EPS Growth (same period, prior year)	47%-53%	44%-48%	44%-47%

     The above updated financial objectives reflect:

•	Expected performance improvement from the continued implementation of LTCH-PPS in our hospitals.

•	Incremental net revenue and earnings per share from the proposed acquisition of Kessler Rehabilitation Corporation for the quarter ending 12/31/03.

•	Anticipated summer seasonality in the outpatient rehabilitation segment for the quarter ending 09/30/03, which is offset by expected revenue growth from start-up specialty hospitals that are not expected to contribute to earnings during such quarter.

     Management expects to achieve overall EBITDA margin growth in each of the quarters presented above consistent with the growth experienced in the first and second quarters of 2003 over the EBITDA margins reported in the comparable periods of the prior year.

Conference Call

     The Company will host a conference call regarding the second quarter results and its business outlook on Tuesday, July 29, 2003, at 11:00am EDT. The domestic dial in number for the call is 1-877-692-2086. The international dial in number is 1-973-582-2749. The conference call will be webcast simultaneously at http://www.videonewswire.com/select/072903. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

     For those unable to participate in the conference call, a replay will be available until 1:00pm EDT, August 5, 2003. The replay number is 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The passcode for the replay will be 3971417. The replay can also be accessed at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.

*  *  *  *  *

     Select Medical Corporation is a leading operator of long-term acute care hospitals in the United States. Select operates 75 specialty acute care hospitals in 24 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 737 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at http://www.selectmedicalcorp.com/.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended June 30, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$326,218	$280,272	16.4%
Costs and expenses:
Cost of services	258,218	228,183	13.2%
Bad debt expense	12,337	8,577	43.8%
General and administrative	11,624	9,326	24.6%
Depreciation and amortization	7,192	6,180	16.4%

Income from operations	36,847	28,006	31.6%
Interest expense, net	5,466	6,679	(18.2)%

Income before minority interests, and income taxes	31,381	21,327	47.1%
Minority interests	713	570	25.1%

Income before income taxes	30,668	20,757	47.7%
Income tax expense	12,037	8,156	47.6%

Net income	$18,631	$12,601	47.9%

Diluted earnings per share	$0.37	$0.25	48.0%
Weighted average shares outstanding	50,687	49,469	2.5%

II. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Six Months Ended June 30, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$638,525	$552,192	15.6%
Costs and expenses:
Cost of services	510,487	449,918	13.5%
Bad debt expense	24,520	19,020	28.9%
General and administrative	21,127	19,012	11.1%
Depreciation and amortization	14,706	12,206	20.5%

Income from operations	67,685	52,036	30.1%
Interest expense, net	11,706	13,386	(12.6)%

Income before minority interests, and income taxes	55,979	38,650	44.8%
Minority interests	1,537	1,173	31.0%

Income before income taxes	54,442	37,477	45.3%
Income tax expense	21,357	14,700	45.3%

Net income	$33,085	$22,777	45.3%

Diluted earnings per share	$0.66	$0.46	43.5%
Weighted average shares outstanding	50,002	49,054	1.9%

III. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets
Cash	$91,351	$56,062
Accounts receivable, net	199,723	233,105
Current deferred tax asset	42,058	40,125
Other current assets	17,265	17,601

Total current assets	350,397	346,893
Property and equipment, net	112,421	114,707
Intangible assets	250,158	243,731
Other assets	24,884	33,728

Total assets	$737,860	$739,059

Liabilities and Stockholders’ Equity
Payables and accruals	$182,151	$186,802
Current portion of long term debt	22,176	29,470

Total current liabilities	204,327	216,272
Long term debt, net of current portion	201,767	230,747
Minority interests	5,227	5,622
Stockholders’ equity	326,539	286,418

Total liabilities and stockholders’ equity	$737,860	$739,059

IV. Key Segment Statistics
(unaudited)
For the Three Months Ended June 30, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals
Number of hospitals - end of period	75	66	13.6%
Net operating revenues (,000)	$191,763	$152,073	26.1%
Number of patient days	167,945	153,942	9.1%
Net revenue per patient day (a)	$1,138	$987	15.3%
Adjusted EBITDA (,000)	$30,708	$17,281	77.7%
Adjusted EBITDA margin – all hospitals	16.0%	11.4%	40.4%
Adjusted EBITDA margin – same store hospitals (b)	17.4%	12.0%	45.0%
Outpatient Rehabilitation
Number of clinics - end of period	737	740	(0.4)%
Net operating revenues (,000)	$132,047	$124,639	5.9%
Number of visits (US)	1,019,028	995,050	2.4%
Revenue per visit (US) (c)	$88	$86	2.3%
Adjusted EBITDA (,000)	$23,391	$23,075	1.4%
Adjusted EBITDA margin	17.7%	18.5%	(4.3)%

(a)  Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(b)  Adjusted EBITDA margin - same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2002 and operated throughout both periods.

(c)  Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract Services revenue.

V. Key Segment Statistics
(unaudited)
For the Six Months Ended June 30, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals
Number of hospitals - end of period	75	66	13.6%
Net operating revenues (,000)	$375,191	$300,901	24.7%
Number of patient days	333,763	303,811	9.9%
Net revenue per patient day (a)	$1,122	$990	13.3%
Adjusted EBITDA (,000)	$56,194	$32,948	70.6%
Adjusted EBITDA margin – all hospitals	15.0%	10.9%	37.6%
Adjusted EBITDA margin – same store hospitals (b)	16.4%	11.5%	42.6%
Outpatient Rehabilitation
Number of clinics - end of period	737	740	(0.4)%
Net operating revenues (,000)	$257,622	$244,333	5.4%
Number of visits (US)	2,000,600	1,959,466	2.1%
Revenue per visit (US) (c)	$88	$86	2.3%
Adjusted EBITDA (,000)	$42,894	$44,123	(2.8)%
Adjusted EBITDA margin	16.6%	18.1%	(8.3)%

(a)  Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(b)  Adjusted EBITDA margin - same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2002 and operated throughout both periods.

(c)  Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract Services revenue.

VI. Net Income to EBITDA and Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three Months Ended June 30, 2003 and 2002

The following schedules reconcile net income to EBITDA and Adjusted EBITDA. Adjusted EBITDA for the periods presented is defined as net income before interest, income taxes, depreciation and amortization and minority interest. Minority interest is then deducted from Adjusted EBITDA to derive EBITDA. EBITDA is commonly used as an analytical indicator of performance within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of the Company’s operating units, and for the Company as a whole. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30, 2003

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$18,631
Income tax expense	12,037
Interest expense, net	5,466
Depreciation and amortization	7,192

EBITDA	$43,326
Minority Interest	713

Adjusted EBITDA	$44,039	$30,708	$23,391	$(10,060)

Net revenue	$326,218	$191,763	$132,047	$2,408
EBITDA margin (a)	13.3%
Adjusted EBITDA Margin (b)		16.0%	17.7%	NM

	Three Months Ended June 30, 2002

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$12,601
Income tax expense	8,156
Interest expense, net	6,679
Depreciation and amortization	6,180

EBITDA	$33,616
Minority Interest	570

Adjusted EBITDA	$34,186	$17,281	$23,075	$(6,170)

Net revenue	$280,272	$152,073	$124,639	$3,560
EBITDA margin (a)	12.0%
Adjusted EBITDA margin (b)		11.4%	18.5%	NM

NM - Not Meaningful

(a)  EBITDA margin is calculated by dividing EBITDA by net revenue.

(b)  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue.

The following table reconciles specialty hospital same store information.

	Three Months Ended

	June 30, 2003	June 30, 2002

Specialty hospitals net revenue	$191,763	$152,073
Less: Specialty hospitals opened after 1/1/02	14,011	5
Closed specialty hospital	10	997

Same store specialty hospitals net revenue	$177,742	$151,071

Specialty hospitals Adjusted EBITDA	$30,708	$17,281
Less: Specialty hospitals opened after 1/1/02	87	(847)
Closed specialty hospital	(246)	26

Specialty hospitals same store Adjusted EBITDA	$30,867	$18,102

Specialty hospitals same store Adjusted EBITDA margin	17.4%	12.0%

VII. Net Income to EBITDA and Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
For the Six Months Ended June 30, 2003 and 2002

The following schedules reconcile net income to EBITDA and Adjusted EBITDA. Adjusted EBITDA for the periods presented is defined as net income before interest, income taxes, depreciation and amortization and minority interest. Minority interest is then deducted from Adjusted EBITDA to derive EBITDA. EBITDA is commonly used as an analytical indicator of performance within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of the Company’s operating units, and for the Company as a whole. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Six Months Ended June 30, 2003

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$33,085
Income tax expense	21,357
Interest expense, net	11,706
Depreciation and amortization	14,706

EBITDA	$80,854
Minority interest	1,537

Adjusted EBITDA	$82,391	$56,194	$42,894	$(16,697)

Net revenue	$638,525	$375,191	$257,622	$5,712
EBITDA margin (a)	12.7%
Adjusted EBITDA margin (b)		15.0%	16.6%	NM

	Six Months Ended June 30, 2002

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$22,777
Income tax expense	14,700
Interest expense, net	13,386
Depreciation and amortization	12,206

EBITDA	$63,069
Minority interest	1,173

Adjusted EBITDA	$64,242	$32,948	$44,123	$(12,829)

Net revenue	$552,192	$300,901	$244,333	$6,958
EBITDA margin (a)	11.4%
Adjusted EBITDA margin (b)		10.9%	18.1%	NM

NM - Not Meaningful

(a)  EBITDA margin is calculated by dividing EBITDA by net revenue.

(b)  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue.

The following table reconciles specialty hospital same store information.

	Six Months Ended

	June 30, 2003	June 30, 2002

Specialty hospitals net revenue	$375,191	$300,901
Less: Specialty hospitals opened after 1/1/02	22,814	5
Closed specialty hospital	1,473	2,460

Same store specialty hospitals net revenue	$350,904	$298,436

Specialty hospitals Adjusted EBITDA	$56,194	$32,948
Less: Specialty Hospitals opened after 1/1/02	(1,176)	(1,585)
Closed specialty hospital	(39)	307

Specialty hospitals same store Adjusted EBITDA	$57,409	$34,226

Specialty hospitals same store Adjusted EBITDA margin	16.4%	11.5%